                                  [THOR LOGO]

      419 WEST PIKE STREET - P.O. BOX 629 - JACKSON CENTER, OHIO 45334-0629
                      PHONE 937-596-6849 - FAX 937-596-6539
                              N E W S  R E L E A S E



Date:           December 1, 2003
Contact:        Wade F. B. Thompson or Peter B. Orthwein

          THOR REPORTS HIGHEST EVER QUARTERLY SALES, NET INCOME, E.P.S.

Thor Industries, Inc. (NYSE:THO) reported today record sales, net income, and E.P.S., each of which were the highest in any quarter for the company, for the first quarter ended October 31, 2003.

Sales for the quarter ended October 31, 2003 were $490.4 million, up 21% from $406.3 million last year. Net income was $23,704,000, up 14% from last year's $20,849,000. E.P.S. were 83cents up 14% from 73cents last year. RV sales in the quarter were $433.0 million, up 23% from $352.2 million last year. Bus sales were $57.4 million, up 6% from $54.1 million last year.

RV income before tax was $37,544,000, up 9% from $34,585,000 last year. Bus income before tax was $2,733,000, up 5% from $2,610,000 last year. Corporate costs were $1,196,000 compared to $2,734,000 last year which included impairment of an equity security of $1,580,000.

Thor backlog on October 31, 2003, was a record for this time of the year at $319 million, up 24% from $257 million last year. RV backlog including recently acquired Damon was $219 million. Bus backlog of $100 million was up 2% from last year.

Results in the quarter were impacted by increased warranty costs, discounts, and one time costs for a plant reorganization. "Our record backlog, our strong retail RV sales, the highest consumer confidence level in 14 months, and exceptional RV industry retail strength (industry travel trailers and fifth wheels, by far our largest segment, were up 14% in September; industry motor home sales were up 6%) bodes well for very positive Thor results for the remainder of the fiscal year," said Wade F. B. Thompson, Thor chairman. "Further, mid-size bus industry shipments were up 7% in the quarter ended September 2003 versus last year," he added.

Thor is the largest manufacturer of recreation vehicles and the largest builder of mid-size buses.





This release includes "forward looking statements" that involve uncertainties and risks. There can be no assurance that actual results will not differ from the Company's expectations. Factors which could cause materially different results include, among others, the success of new product introductions, the pace of acquisitions and cost structure improvements, competitive and general economic conditions, and the other risks set forth in the Company's filings with the Securities and Exchange Commission.







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                              THOR INDUSTRIES, INC.
       STATEMENT OF INCOME FOR THE 3 MONTHS ENDED OCTOBER 31, 2003 & 2002
                        $000 EXCEPT PER SHARE - UNAUDITED

                                                                         3 MONTHS ENDED OCTOBER 31
                                                                  2003                %                    2002          %
                                                    -------------------------------------------------------------------------------
Net sales                                             $        490,427                           $      406,262
Gross profit                                          $         66,209             13.5%         $       58,594       14.4%
Selling, general and administrative                   $         28,015             5.7%          $       23,124        5.7%
Amortization of intangibles                           $            194               -           $          179          -
Impairment of equity security                         $              -               -           $        1,580        0.4%
Interest income (net)                                 $            429             0.1%          $          479        0.1%
Other income                                          $            652             0.1%          $          271        0.1%
Income before taxes                                   $         39,081             8.0%          $       34,461        8.5%
Taxes                                                 $         15,377             3.1%          $       13,612        3.4%
Net income                                            $         23,704             4.8%          $       20,849        5.1%
E.P.S.                                                $           0.83                           $         0.73
Average common shares outstanding                           28,612,425                               28,485,986



             SUMMARY BALANCE SHEETS - OCTOBER 31 ($000) (UNAUDITED)


                                       2003           2002                                       2003            2002
                                ------------  -------------                            ---------------  --------------
Cash and equivalents            $   113,848   $     88,400   Current liabilities       $      200,966   $     150,977
Accounts receivable                 125,261         93,009   Other liabilities                  6,713           6,192
Inventories                         132,218        108,593   Stockholders' equity             439,882         355,406
Prepaid, etc.                        19,303         12,477
Current assets                      390,630        302,479
Fixed assets                         83,533         57,013
Investments-joint ventures            2,485          2,195
Investments-available for sale        4,417          2,338
Goodwill                            140,565        130,555
Other assets                         25,931         17,995
                                ------------  -------------                            ---------------  --------------
Total                           $   647,561   $    512,575                             $      647,561   $     512,575
                                ============  =============                            ===============  ==============